Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports Second Quarter 2013 Financial Results

• Total revenue of $86.6 million, up 20.9% year-over-year

• Adjusted EBITDA of $24.8 million, up 19.3% year-over-year

• TTM Free cash flow generation of $91.6 million, up 21.0% year-over-year

Austin, Texas – July 25, 2013 – HomeAway, Inc. (NASDAQ: AWAY), the world’s leading online marketplace for the vacation rental industry, today reported its financial results for the second quarter ended June 30, 2013.

Management Commentary

“HomeAway delivered another strong quarter financially, with both revenue and Adjusted EBITDA topping the high-end of our expectations,” says Brian Sharples, chief executive officer of HomeAway. “Our operational and financial performance underscores our leadership within the online vacation rental marketplace and the strength of our business model. We are pleased with our progress to date, and believe the opportunity ahead of us is significant. Continued development of our e-commerce platform and pay-per-booking model is anticipated to strengthen our core business as well as drive new market penetration. At the same time, we’re excited to advance the business through our agreement to acquire travelmob™, which serves to strengthen HomeAway’s investment in the fast-growing Asia Pacific market.”

Second Quarter 2013 Financial Highlights

•

Total revenue increased 20.9% to $86.6 million from $71.6 million in the second quarter of 2012. Growth in total revenue primarily reflected an increase in average revenue per listing as a result of tiered pricing and bundled product offerings, an increase in new listings and the benefit of ancillary product and service revenue.

•	Listing revenue increased 21.6% to $73.3 million from $60.2 million in the second quarter of 2012.

•

Other revenue, which is comprised of ancillary revenue from owners and travelers, advertising, software and other items, increased 17.3% to $13.3 million from $11.4 million in the second quarter of 2012. Growth in other revenue primarily reflected the introduction and enhanced distribution of value-added owner, manager and traveler products.

•	Adjusted EBITDA increased 19.3% to $24.8 million from $20.8 million in the second quarter of 2012. As a percentage of revenue, adjusted EBITDA was 28.7%.

•	Free cash flow increased 6.4% to $19.2 million from $18.0 million in the second quarter of 2012.

•	Net income was $5.5 million, or $0.06 per diluted share, compared to net income of $2.9 million, or $0.03 per diluted share, in the second quarter of 2012.

•	Non-GAAP net income was $14.0 million, or $0.16 per diluted share, compared to non-GAAP net income of $9.5 million, or $0.11 per diluted share, in the second quarter of 2012.

•	Cash, cash equivalents and short-term investments as of June 30, 2013 were $336.3 million, or approximately $3.84 per diluted share.

Key Business Metrics

•	Paid listings at the end of the second quarter were 775,232, a year-over-year increase of 5.3% from 735,921 at the end of the second quarter of 2012.

•

Average revenue per listing during the second quarter was $386, a 14.9% increase from $336 during the second quarter of 2012. Excluding the impact of FX and pay-per-lead listings, average revenue per subscription listing increased 13.7% year-over-year.

•	Renewal rate was 72.4% at the end of the second quarter, compared to 75.3% at the end of the second quarter of 2012 and 73.6% at the end of the first quarter of 2013.

•

Visits were 201.0 million during the second quarter, a year-over-year increase of 26.4%. During the fourth quarter of 2012, HomeAway began using a different tool for the measurement of visits for certain of its websites. On a comparable basis, HomeAway estimates that visits would have increased by 18.9% year-over-year.

Note: The recent ability of customers to consolidate listings and to purchase network product bundles impacts comparability of HomeAway’s previously reported metrics for the second quarter of 2013, and for future periods. Absent this change, HomeAway estimates for the second quarter of 2013:

•	Year-over-year paid listings growth would have been approximately 10.0%;

•

Average revenue per listing would have been $372 and when excluding the impact of the same adjustments for consolidated listings and new bundled offerings, in addition to FX and pay-per-lead listings, average revenue per subscription listing would have been up 9.3% year-over-year; and

•	Renewal rate would have been 74.5%, compared to 75.3% at the end of the second quarter of 2012 and 74.9% at the end of the first quarter of 2013.

Corporate Developments

On July 16, 2013, HomeAway announced it signed an agreement to acquire majority control of travelmob™, an online start-up for vacation rental properties in Asia Pacific with over 14,000 short-term rental listings, in an all-cash transaction. HomeAway previously announced a distribution relationship with travelmob™ in March of this year.

Business Outlook

HomeAway management currently expects to achieve the following results for third quarter ending September 30, 2013 and the year ending December 31, 2013:

Third Quarter 2013

•	Total revenue is expected to be in the range of $88.6 to $89.6 million.

•	Adjusted EBITDA is expected to be in the range of $26.6 to $27.1 million.

Full Year 2013

•	Total revenue is expected to be in the range of $339.0 to $341.0 million.

•	Adjusted EBITDA is expected to be in the range of $96.5 to $98.0 million.

The above statements are based on current expectations and actual results may differ materially as explained in the “Cautionary Statement Regarding Forward-looking Statements” below. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics.”

Conference Call & Webcast Information

HomeAway will host a conference call to review and discuss its second quarter 2013 results and the agreement to acquire travelmob today at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. To participate in the conference call, investors should join ten minutes prior to the scheduled start time. Callers in the United States and Canada should join by dialing (877) 407-0784, passcode 416920. Callers outside the United States and Canada should join by dialing (201) 689-8560, passcode 416920. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s website at http://investors.homeaway.com and will be archived online for 60 days upon completion of the conference call. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 7:30 p.m. Eastern Time / 6:30 p.m. Central Time on July 25, 2013 until 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on August 8, 2013 by dialing (877) 870-5176, passcode 416920, in the United States and Canada or (858) 384-5517 outside the United States and Canada, passcode 416920.

About HomeAway

HomeAway, Inc. based in Austin, Texas, the world’s leading online marketplace for the vacation rental industry, with sites representing over 775,000 paid listings of vacation rental homes in 171 countries. Through HomeAway, owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.es in Spain; AlugueTemporada.com.br in Brazil; and HomeAway.com.au in Australia. HomeAway signed an agreement to acquire Asia Pacific short-term rental site, travelmob™ on July 16, 2013.

HomeAway also operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning HomeAway’s expected, possible or assumed future results of operations, growth and business outlook; future opportunity; continued development of HomeAway’s commerce platform and pay-per-booking model; anticipated strengthening of HomeAway’s core business; new market penetration; investment in the Asia Pacific market, the growth of that market and the impact of HomeAway’s agreement to acquire travelmob .

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” “look forward to,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to continue to attract and maintain a critical mass of property listings and travelers, (b) a decrease in renewal of listings, (c) HomeAway’s inability to effectively manage its growth, (d) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (e) the impact of pay-per-booking or other changes in HomeAway’s pricing policies or those of its competitors, (f) HomeAway’s inability to execute its product and services development roadmap, including e-commerce initiatives, (g) the impact of general economic conditions, (h) fluctuations in foreign exchange rates, (i) HomeAway’s inability to introduce successful new products and services; (j) the inability to close the acquisition of travelmob or, following the closing, the inability to grow the travelmob business, and (k) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s most recent 10-Q, filed on April 30, 2013. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA, free cash flow and non-GAAP net income. Adjusted EBITDA, free cash flow and non-GAAP net income are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) plus depreciation; amortization of intangible assets; interest expense, net; income tax expense (benefit); stock-based compensation expense, all net of any foreign exchange income or expense. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and excess tax benefit (shortfall) from stock-based compensation, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures. HomeAway defines non-GAAP net income as its net income (loss) plus the after-tax effect of stock-based compensation expense and amortization of intangible assets, utilizing an effective tax rate of 35%. The income tax effect of adjustments to non-GAAP net income assists investors in understanding the tax provision related to those adjustments and the effective tax rate of 35% related to ongoing operations.

HomeAway management believes that the use of Adjusted EBITDA, free cash flow and non-GAAP net income are useful to investors in evaluating its operating performance for the following reasons:

•

HomeAway management uses Adjusted EBITDA, free cash flow and non-GAAP net income in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•

Adjusted EBITDA, free cash flow and non-GAAP net income provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•

Securities analysts use Adjusted EBITDA, free cash flow and non-GAAP net income as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA, free cash flow and non-GAAP net income; and

•

Adjusted EBITDA and non-GAAP net income excludes non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow and non-GAAP net income should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA, free cash flow or non-GAAP net income may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA, free cash flow and non-GAAP net income have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and non-GAAP net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

A paid listing is defined by HomeAway as a fee to list a property advertisement on one or more websites in its marketplace. A paid listing allows a property owner or manager to include a description of the property, along with location, pricing, availability, a specified number of photos and contact information. Most listings are sold on a subscription basis, and some listing packages may include listings on more than one of HomeAway’s websites. When purchased at the same time in one bundle, HomeAway counts this as one paid listing. Listings are also sold on a pay-for-performance basis to property managers.

Average revenue per listing is computed by HomeAway as listing revenue for the period divided by the average of paid listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; changes in brand and listing type mix; and the impact of foreign exchange rates on HomeAway’s listing revenue outside of the United States.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. HomeAway includes most brands in its calculation of renewal rate. Subscriptions to BedandBreakfast.com and Toprural.es remain excluded until HomeAway can further develop its database system.

Visits to websites are measured by HomeAway through the use of a variety of tools, including solutions from third parties such as Omniture, Google Analytics and eStat.

HomeAway, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Listing	$73,264	$60,241	$140,095	$114,209
Other	13,344	11,375	25,977	21,510

Total revenue	86,608	71,616	166,072	135,719
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	13,845	11,295	27,126	21,827
Product development	14,441	10,324	26,840	20,026
Sales and marketing	28,867	24,074	55,234	48,808
General and administrative	18,069	14,652	34,118	27,489
Amortization expense	2,995	3,282	6,175	5,730

Total costs and expenses	78,217	63,627	149,493	123,880

Operating income	8,391	7,989	16,579	11,839
Other income (expense):
Interest income	299	240	542	409
Other income (expense):	66	(1,582)	(1,525)	(2,310)

Total other income (expense)	365	(1,342)	(983)	(1,901)

Income before income taxes	8,756	6,647	15,596	9,938
Income tax expense	(3,286)	(3,791)	(4,831)	(4,681)

Net income	$5,470	$2,856	$10,765	$5,257

Net income per share:
Basic	$0.06	$0.03	$0.13	$0.06
Diluted	$0.06	$0.03	$0.12	$0.06

Weighted average number of shares outstanding:
Basic	84,920	82,262	84,482	81,816
Diluted	87,647	84,737	87,183	84,638

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$181,879	$189,478
Short-term investments	154,417	80,330
Accounts receivable, net of allowance for doubtful accounts of $669 and $633 as of June 30, 2013 and December 31, 2012, respectively	18,549	16,343
Income tax receivable	1,702	775
Prepaid expenses and other current assets	7,137	7,312
Restricted cash	176	284
Deferred tax assets	5,364	5,425

Total current assets	369,224	299,947
Property and equipment, net	37,048	32,901
Goodwill	308,591	312,412
Intangible assets, net	53,605	59,727
Restricted cash	554	230
Deferred tax assets	1,633	1,807
Other non-current assets	18,778	15,651

Total assets	$789,433	$722,675

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,279	$6,613
Income tax payable	593	11,137
Accrued expenses	33,550	33,856
Deferred revenue	154,988	126,351

Total current liabilities	194,410	177,957
Deferred revenue, less current portion	2,491	2,879
Deferred tax liabilities	15,754	17,615
Other non-current liabilities	8,522	7,191

Total liabilities	221,177	205,642

Commitments and contingencies
Stockholders’ equity
Common stock	9	8
Additional paid-in capital	664,497	618,700
Accumulated other comprehensive loss	(10,790)	(5,450)
Accumulated deficit	(85,460)	(96,225)

Total stockholders’ equity	568,256	517,033

Total liabilities and stockholders’ equity	$789,433	$722,675

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months
	Ended June 30,
	2013	2012
Cash flows from operating activities
Net income	$10,765	$5,257
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,357	5,089
Amortization of intangible assets	6,175	5,730
Amortization of premiums on securities and other	1,897	1,149
Stock-based compensation	17,592	12,146
Excess tax benefit from stock-based compensation	(4,245)	(2,530)
Deferred income taxes	(1,695)	(4,594)
Net realized/unrealized foreign exchange loss	257	914
Realized loss on foreign currency forwards	765	705
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(2,529)	(929)
Income tax receivable	(1,212)	(138)
Prepaid expenses and other assets	2	(6,660)
Accounts payable	(1,570)	1,281
Accrued expenses	1,944	2,531
Income tax payable	(5,883)	6,296
Deferred revenue	29,379	26,418
Other non-current liabilities	1,293	2,274

Net cash provided by operating activities	59,292	54,939

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(150)	(16,207)
Change in restricted cash	(246)	758
Purchases of intangibles and other assets	(551)	(155)
Purchases of non-marketable equity investment	(3,667)	(6,446)
Purchases of short-term investments	(100,460)	(41,460)
Proceeds from maturities and redemptions of marketable securities	23,880	19,664
Net settlement of foreign currency forwards	(765)	(705)
Purchases of property and equipment	(11,006)	(11,272)

Net cash used in investing activities	(92,965)	(55,823)

Cash flows from financing activities
Proceeds from exercises of options to purchase common stock	23,960	15,772
Excess tax benefit from stock-based compensation	4,245	2,530

Net cash provided by financing activities	28,205	18,302

Effect of exchange rate changes on cash	(2,131)	(925)

Net (decrease) increase in cash and cash equivalents	(7,599)	16,493
Cash and cash equivalents at beginning of period	189,478	118,208

Cash and cash equivalents at end of period	$181,879	$134,701

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Net income	$5,470	$2,856	$10,765	$5,257
Add:
Depreciation and amortization	6,308	5,916	12,532	10,819
Stock-based compensation	10,136	6,948	17,592	12,146
Interest income	(299)	(240)	(542)	(409)
Foreign exchange (income) expense	(67)	1,541	1,468	2,292
Income tax expense	3,286	3,791	4,831	4,681

Adjusted EBITDA	$24,834	$20,812	$46,646	$34,786

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cash provided by operating activities	$21,811	$21,579	$59,292	$54,939
Excess tax benefit from stock-based compensation	2,887	1,927	4,245	2,530
Capital expenditures	(5,501)	(5,463)	(11,006)	(11,272)

Free cash flow	$19,197	$18,043	$52,531	$46,197

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$5,470	$2,856	$10,765	$5,257
Add:
Stock-based compensation	10,136	6,948	17,592	12,146
Amortization expense	2,995	3,282	6,175	5,730
Related tax effect	(4,595)	(3,581)	(8,318)	(6,257)

Non-GAAP net income	$14,006	$9,505	$26,214	$16,876

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Stock-based compensation:
Cost of revenue	$827	$495	$1,672	$911
Product development	2,501	1,204	4,228	2,435
Sales and marketing	2,278	2,039	3,886	3,309
General and administrative	4,530	3,210	7,806	5,491

Total	$10,136	$6,948	$17,592	$12,146

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Depreciation:
Cost of revenue	$1,088	$887	$2,111	$1,706
Product development	759	571	1,443	1,120
Sales and marketing	1,033	825	1,977	1,591
General and administrative	433	351	826	672

Total	$3,313	$2,634	$6,357	$5,089

Investor Contact:

HomeAway Investor Relations

(512) 505-1700

investors@homeaway.com

or Addo Communications at (310) 829-5400

Media Contact:

Victor Wang

Public Relations Manager, HomeAway, Inc.

(512)505-1504

vwang@homeaway.com

###